Exhibit 99.2





CONSOLIDATED FINANCIAL STATEMENTS
IFR Systems, Inc.

Years ended March 31, 2002, 2001 and 2000 with Report of Independent Auditors

                                IFR Systems, Inc.

                   Index To Consolidated Financial Statements



Report of Independent Auditors............................................    2


Consolidated Balance Sheets as of March 31, 2002 and March 31, 2001.......    3


Consolidated Statements of Operations for the years ended March 31, 2002,
March 31, 2001 and March 31, 2000.........................................    5


Consolidated Statements of Shareholders' Equity for the years ended March 31, 6
2002, March 31, 2001 and March 31, 2000...................................


Consolidated Statements of Cash Flows for the years ended March 31, 2002,
March 31, 2001 and March 31, 2000.........................................   7


Notes to Consolidated Financial Statements................................   8

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
IFR Systems, Inc.


     We have audited the accompanying consolidated balance sheets of IFR Systems, Inc. as of March 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IFR Systems, Inc. at March 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that IFR Systems, Inc. will continue as a going concern. During November 2001, the Company suspended all interest payments on its term loans, as the Company was certain it could not make its scheduled principal payments due each quarter and balloon payment due September 30, 2002. The failure to make these principal and interest payments constitutes a default of its Credit Agreement. On January 4, 2002, the Company entered into a forbearance agreement which allowed the Company to continue to operate under its current debt structure and freeze all principal and interest payments. Under the terms of an amended forbearance agreement entered into on March 31, 2002, a sale of at least 50.1% of the Company and payment of bank indebtedness (on a discounted basis) must be completed prior to the forbearance expiration date of August 30, 2002. Without completion of a sale, the Company will not be able to make its scheduled principal payments due in the year ended March 31, 2003. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These matters and management's plans are more fully discussed in Note 2 to the financial statements. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

     As discussed in Note 5 to the financial statements, the Company changed its method of accounting for goodwill and other intangible assets.



                                    /s/ Ernst & Young LLP

Indianapolis, Indiana
May 10, 2002

                                IFR Systems, Inc.
                           Consolidated Balance Sheets

                                                                               March 31,
                                                                 --------------------------------------
                                                                      2002                   2001
                                                                 ---------------       ----------------
                                                                (in thousands, except share information)
Assets
Current assets:
    Cash and cash equivalents                                           $ 8,154                $ 5,087
    Accounts receivable, less allowance for doubtful
      accounts of $597 in 2002 and $565 in 2001                          22,398                 30,887
    Inventories:
      Finished products                                                   8,643                 12,137
      Work in process                                                     4,777                  7,566
      Materials                                                          13,445                 16,207
                                                                 ---------------       ----------------
    Total inventories                                                    26,865                 35,910
    Prepaid expenses and sundry                                           5,785                  4,163
    Deferred income taxes                                                 3,696                  2,020
                                                                 ---------------       ----------------
Total current assets                                                     66,898                 78,067

Property and equipment:
    Land                                                                  4,470                  4,465
    Buildings                                                             7,910                  7,835
    Machinery                                                            30,475                 28,286
    Accumulated depreciation                                            (24,554)               (21,167)
                                                                 ---------------       ----------------
                                                                         18,301                 19,419
Property under capital lease:
    Building                                                              2,757                  2,757
    Machinery                                                             2,876                  2,804
    Accumulated depreciation                                             (3,530)                (2,931)
                                                                 ---------------       ----------------
                                                                          2,103                  2,630

Other assets:

    Goodwill, less accumulated amortization of $2,300 in 2001                ---                19,381
    Developed technology, less accumulated amortization
      of $3,900 in 2002 and $2,964 in 2001                                8,520                 15,836
    Other intangibles, less accumulated amortization
      of $1,962 in 2002 and $3,298 in 2001                                1,442                 11,468
    Other                                                                 1,623                  2,084
                                                                 ---------------       ----------------
                                                                         11,585                 48,769
                                                                 ---------------       ----------------
Total assets                                                           $ 98,887              $ 148,885
                                                                 ===============       ================

See accompanying notes.

                                                                                     March 31,
                                                                      ----------------------------------------
                                                                           2002                     2001
                                                                      ----------------         ---------------
                                                                      (in thousands, except share information)
Liabilities and shareholders' equity
Current liabilities:
    Short-term bank borrowings                                               $ 23,000                $ 23,000
    Accounts payable                                                            9,972                  12,370
    Accrued compensation and payroll taxes                                      3,753                   4,040
    Other liabilities and accrued expenses                                     11,607                   7,025
    Federal income taxes                                                          402                      55
    Current maturities of capital lease obligations                               360                     326
    Current maturities of long-term debt                                       55,135                   9,250
                                                                       ---------------         --------------
Total current liabilities                                                     104,229                  56,066

Capital lease obligations                                                       3,056                   3,214

Long-term debt                                                                    ---                  46,885

Deferred income taxes                                                           6,293                  11,676

Shareholders' equity:
    Preferred Stock, $.01 par value:
      Authorized shares - 1,000,000, none issued                                  ---                     ---
    Common Stock, $.01 par value:
      Authorized shares - 50,000,000
      Issued shares - 9,266,250                                                    93                      93
    Additional paid-in capital                                                  7,132                   7,192
    Cost of common stock in treasury - 984,241
      shares in 2002 and 994,241 shares in 2001                                (8,018)                 (8,100)
    Accumulated other comprehensive loss                                       (7,174)                 (7,173)
    Retained earnings                                                          (6,724)                 39,032
                                                                       ---------------         --------------
Total shareholders'equity                                                     (14,691)                 31,044





                                                                       ---------------         --------------
Total liabilities and shareholders' equity                                   $ 98,887               $ 148,885
                                                                       ==============          ==============

See accompanying notes.

                                IFR Systems, Inc.
                      Consolidated Statements of Operations

                                                                                 Year Ended March 31,
                                                                    ------------------------------------------------
                                                                        2002             2001               2000
                                                                    ------------      ------------       -----------
                                                                          (In thousands, except per share data)

Sales                                                               $ 117,754         $ 141,526          $ 141,891
Cost of products sold                                                  78,212            80,603             83,350
                                                                    ------------      ------------       -----------
Gross profit                                                           39,542            60,923             58,541
Operating expenses:
     Selling                                                           19,920            22,748             24,035
     Administrative                                                    11,702            11,915             13,620
     Engineering                                                       14,239            14,642             16,525
     Intangibles amortization and impairment                            8,514             2,532              2,532
                                                                    ------------      ------------       -----------
                                                                       54,375            51,837             56,712
                                                                    ------------      ------------       -----------
Operating income (loss)                                               (14,833)            9,086              1,829
Other income (expense):
     Interest, net                                                     (6,953)           (7,668)            (7,950)
     Loss on interest rate swaps                                       (1,880)                -                  -
     Gain on sale of machine shop assets                                    -                 -                493
     Sublease writeoff                                                   (651)                -                  -
     Loan origination fees                                             (1,222)             (822)              (403)
     Other, net                                                          (828)              866               (383)
                                                                    ------------      ------------       -----------
                                                                      (11,534)           (7,624)            (8,243)
                                                                    ------------      ------------       -----------
Income (loss) from continuing operations
     before income taxes                                              (26,367)            1,462             (6,414)
Income tax expense (benefit)                                           (6,083)              254             (2,316)
                                                                    ------------      ------------       -----------
Income (loss) from continuing operations                              (20,284)            1,208             (4,098)
Cumulative effect of change in accounting principle:
     Loss from goodwill impairment                                    (25,472)                -                  -
Income from discontinued operations
     less applicable income taxes                                           -                 -             11,357
                                                                    ------------      ------------       -----------
Net income (loss)                                                   $ (45,756)          $ 1,208            $ 7,259
                                                                    ============      ============       ===========
Earnings (loss) per share - basic:
     Income (loss) from continuing operations                         $ (2.45)           $ 0.15            $ (0.50)
     Income from discontinued operations                                    -                 -               1.38
     Cumulative effect of change in accounting for goodwill             (3.08)                -                  -
                                                                    ------------      ------------       -----------
     Net income (loss)                                                $ (5.53)           $ 0.15             $ 0.88
                                                                    ============      ============       ===========
Earnings (loss) per share - diluted:
     Income (loss) from continuing operations                         $ (2.45)           $ 0.15            $ (0.50)
     Income from discontinued operations                                    -                 -               1.38
     Cumulative effect of change in accounting for goodwill             (3.08)
                                                                    ------------      ------------       -----------
     Net income (loss)                                                $ (5.53)           $ 0.15             $ 0.88
                                                                    ============      ============       ===========
Average common shares outstanding                                       8,282             8,260              8,233
                                                                    ============      ============       ===========
Dilutive common shares outstanding                                      8,282             8,275              8,233
                                                                    ============      ============       ===========

See accompanying notes.

                                       5

                                IFR Systems, Inc.
                 Consolidated Statements of Shareholders' Equity
                                 (in thousands)

                                                                                      Accumulated Other
                                                                                  Comprehensive Income (Loss)
                                                                                  ---------------------------
                                                 Additional                        Derivative
                                Common Stock       Paid-in     Treasury Stock      Financial      Transaction  Retained
                              Shares   Amount      Capital     Shares  Amount      Investments     Adjustments  Earnings     Total
                              ---------------    ----------    ------  ------   -----------------  -----------  --------     -----
Balance at March 31, 1999     9,266     $ 93       $ 7,368    (1,057)$ (8,611)           ---        $ (1,187)   $ 30,565   $ 28,228
Net Income                      ---      ---           ---       ---      ---            ---             ---       7,259      7,259
Translation adjustments         ---      ---           ---       ---      ---            ---            (885)        ---       (885)
                                                                                      ------        --------    --------   --------
Comprehensive income            ---      ---           ---       ---      ---            ---            (885)      7,259      6,374
Incentive stock options
 exercised                      ---      ---           (37)        9       79            ---             ---         ---         42
Issuance of stock options       ---      ---            20       ---      ---            ---             ---         ---         20
Restricted stock grants         ---      ---           (21)       22      175            ---             ---         ---        154
                              -----     ----       -------    ------  -------          -----        --------    --------   --------

Balance at March 31, 2000     9,266     $ 93       $ 7,330    (1,026) $(8,357)           ---        $ (2,072)   $ 37,824   $ 34,818
Net Income                      ---      ---           ---       ---      ---            ---             ---       1,208      1,208
Translation adjustments         ---      ---           ---       ---      ---            ---          (5,101)        ---     (5,101)
                                                                                      ------        --------    --------   --------
Comprehensive loss              ---      ---           ---       ---      ---            ---          (5,101)      1,208     (3,893)
Incentive stock options
 exercised                      ---      ---         (118)       27      216             ---             ---         ---         98
Issuance of stock options       ---      ---           21       ---      ---             ---             ---         ---         21
Restricted stock grants         ---      ---          (41)        5       41             ---             ---         ---        ---
                              -----     ----       -------    ------  -------          -----        --------    --------   --------

Balance at March 31, 2001     9,266     $ 93       $ 7,192     (994)$ (8,100)            ---       $ (7,173)    $ 39,032   $ 31,044
Net Loss                        ---      ---           ---      ---      ---             ---            ---      (20,284)   (20,284)
Cumulative effect of change
 in accounting for derivative
 financial instruments, net of
 taxes of $228                  ---      ---           ---       ---     ---            (794)           ---          ---       (794)
Change in fair value of
 derivatives, net of taxes
 of $216                        ---      ---           ---       ---     ---            (721)           ---          ---       (721)
Losses reclassified into
 earnings, net of taxes
 of $444                        ---      ---           ---       ---     ---           1,515            ---          ---      1,515
Translation adjustments         ---      ---           ---       ---     ---             ---            (1)          ---        (1)
                                                                                      ------        --------    --------   --------
Comprehensive loss                                                                       ---            (1)      (20,284)   (20,285)
Goodwill impairment             ---      ---           ---       ---     ---             ---            ---      (25,472)   (25,472)
Incentive stock options
 exercised                      ---      ---           ---       ---     ---             ---            ---          ---        ---
Issuance of stock options       ---      ---           ---       ---     ---             ---            ---          ---        ---
Restricted stock grants         ---      ---           (60)       10      82             ---            ---          ---         22
                              -----     ----       -------    ------  -------          -----        --------    --------   --------

Balance at March 31, 2002     9,266     $ 93       $ 7,132     (984)$ (8,018)           $ -        $ (7,174)   $ (6,724)   $(14,691)
                              =====     ====       =======    ======  =======          =====        ========    =======    ========

See accompanying notes.

                                IFR Systems, Inc.
                      Consolidated Statements of Cash Flows



                                                                                            Year ended   March 31,
                                                                           --------------------------------------------------------
                                                                                 2002                 2001               2000
                                                                           ------------------    ---------------    ---------------
                                                                                                 (in thousands)
Operating activities
Net income (loss)                                                                  $ (45,756)           $ 1,208            $ 7,259
Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation of property and equipment                                           4,061              4,093              4,545
      Amortization of intangibles and impairment                                       8,514              2,532              2,532
      Amortization of loan origination fees                                            1,222                822                403
      Cumulative effect of change in accounting for goodwill                          25,472                ---                ---
      Gain on sale of discontinued operations                                            ---                ---            (17,207)
      Deferred income taxes                                                           (4,322)             1,009               (689)
      Deferred compensation expense                                                      ---                ---                135
      Changes in operating assets and liabilities:
           Accounts receivable                                                         8,489             (1,620)            (1,961)
           Inventories                                                                 9,045              1,079              1,040
           Other current assets                                                       (1,622)               138                233
           Accounts payable and accrued liabilities                                    3,063               (703)               552
           Other current liabilities                                                    (819)              (696)              (561)
                                                                           ------------------    ---------------    ---------------
Net cash provided by (used in) operating activities                                    7,347              7,862             (3,719)

Investing activities
Proceeds from sale of discontinued operations                                            ---                ---             43,988
Purchases of property and equipment                                                   (2,581)            (3,887)            (3,358)
Proceeds from sale of equipment                                                          216                330                 70
Sundry                                                                                  (761)              (934)              (293)
                                                                           ------------------    ---------------    ---------------
Net cash provided by (used in) investing activities                                   (3,126)            (4,491)            40,407

Financing activities
Principal payments on capital lease obligations                                         (353)              (198)              (189)
Principal payments on long-term debt                                                  (1,000)            (5,250)           (35,990)
Principal payments on short-term bank borrowings                                         ---            (30,500)           (36,660)
Proceeds from short-term bank borrowings                                                 ---             37,800             34,660
Proceeds from capital lease                                                              229                300                ---
Proceeds from exercise of common stock options                                            22                 98                216
                                                                           ------------------    ---------------    ---------------
Net cash provided by (used in) financing activities                                   (1,102)             2,250            (37,963)
Effect of exchange rate changes on cash                                                  (52)            (3,703)              (642)
                                                                           ------------------    ---------------    ---------------
Increase (decrease) in cash and cash equivalents                                       3,067              1,918             (1,917)
Cash and cash equivalents at beginning of period                                       5,087              3,169              5,086
                                                                           ------------------    ---------------    ---------------
Cash and cash equivalents at end of period                                           $ 8,154            $ 5,087            $ 3,169
                                                                           ==================    ===============    ===============

See accompanying notes.

                                       7

                                IFR Systems, Inc.
                   Notes to Consolidated Financial Statements
                                 March 31, 2002


1.  Summary of Significant Accounting Policies

Business Organization and Basis of Presentation

     IFR Systems, Inc. ("IFR" or the "Company") is a Delaware corporation, incorporated in 1998 as a successor by merger to a corporation incorporated in 1985, with its principal offices in Wichita, Kansas. IFR's predecessor corporation was originally founded in 1968 as a supplier of specialized test solutions to the avionics industry. IFR expanded its activities in 1974 to apply its knowledge of radio frequency ("RF") and related technologies to the development of test solutions for the then emerging wireless communications market. IFR designs, manufactures, and markets communications, test and measurement, and avionics test instruments that are used to test a wide variety of radio products, aircraft and avionics systems.

     In the description of the Company's business, reference to IFR and to the Company includes all subsidiaries of the Company, unless otherwise stated. The consolidated financial statements of IFR Systems, Inc. include the accounts of all subsidiaries after elimination of intercompany accounts and transactions.

Use of Estimates

     Preparation of the financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

     Certain reclassifications have been made to prior year amounts to conform to current year presentation.

Foreign Currency Translation

     The functional currency for the Company's foreign operations is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using the exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains or losses resulting from such translation are included in other comprehensive income. Gains or losses resulting from foreign currency transactions are included in other income.

Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

     Inventories are valued at the lower of cost (first-in, first-out method) or market.

Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed by straight-line and declining balance methods at rates based on the estimated useful lives of the assets from 3 to 30 years.

Property Under Capital Lease

     Property under capital lease is recorded at the lower of the fair market value of the leased property or the present value of the minimum lease payments. Depreciation of leased property is computed by the straight-line method over the useful life of the asset.

                                IFR Systems, Inc.
                   Notes to Consolidated Financial Statements
                                 March 31, 2002


1.  Summary of Significant Accounting Policies (continued)

Intangible Assets

     The cost related to developed technology and other intangibles is being amortized by the straight-line method over periods ranging from 10 to 20 years. Developed technology and other intangibles are reviewed to assess recoverability when impairment indicators are present. Assets are considered to be impaired and are written down to fair value if expected future operating cash flows of the related assets are less than their carrying amounts. Fair value is the present value of the expected future cash flows of the related assets using a discount rate commensurate with the risk involved. Assets are grouped at the lowest level for which there are identifiable cash flows for purposes of impairment testing. See "Recently Issued Accounting Pronouncements" below and Note 5 for discussion related to intangible assets and Financial Accounting Standards Board Statement No. 142 (FAS 142), "Goodwill and Other Intangible Assets." IFR Systems, Inc. Notes to Consolidated Financial Statements (continued) March 31, 2002

Derivatives and Hedging

     As of April 1, 2001, the Company adopted Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" which was issued in June 1998 and its amendments which include Statements No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133," and No. 138, "Accounting for Derivative Instruments and Certain Hedging Activities," issued in June 1999 and June 2000, respectively (collectively referred to as FAS
133).

     As a result of adoption of FAS 133, the Company recognizes all derivative financial instruments, such as interest rate swap contracts in the consolidated financial statements at fair value regardless of purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in shareholders' equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or cash flow hedge. Generally, changes in fair value of derivatives accounted for as fair value hedges are recorded in income along with the portions of the changes in fair values of the hedged items that relate to the hedged risk(s). Changes in fair value of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income net of deferred taxes. Changes in fair values of derivatives not qualifying as hedges are reported in income.

     The Company's adoption of this statement resulted in a cumulative effect of a change in accounting for derivatives of $1.0 million net of an applicable income tax benefit of $0.2 million which resulted in a decrease in other comprehensive income at April 1, 2001. As a result of the bank default (Note 4), the hedge became ineffective. Therefore, the fair value of the derivative was reclassified to earnings during the quarter ended December 31, 2001 and the Company recorded a loss of $1.9 million for the year ended March 31, 2002.

     Prior to April 1, 2001, the Company also used interest rate swap contracts to manage its exposure to interest rate fluctuations. The Company designated these interest rate swaps as hedges of underlying cash interest payments. Interest expense was adjusted to include the net payment made or received under the swap agreements. Unrealized gains or losses on interest rate swap contracts were recognized in other comprehensive income. The interest rate swap agreements were issued for purposes other than trading.

Income Taxes

     Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted tax laws and rates. Federal income taxes are provided on the portion of the income of foreign subsidiaries that is expected to be remitted to the United States and be taxable.

                                IFR Systems, Inc.
                   Notes to Consolidated Financial Statements
                                 March 31, 2002


1.  Summary of Significant Accounting Policies (continued)

Revenue Recognition

     Revenue from the sale of products is recognized at the time products are shipped or when services have been rendered to the customer.

     Sales and cost of sales on long-term contracts are recorded as deliveries are made. Estimates of cost to complete are revised periodically throughout the lives of the contracts, and any estimated losses on contracts are recorded in the accounting period in which the revisions are made.

Earnings (Loss) Per Share

     Basic earnings (loss) per share is calculated based on the weighted-average number of outstanding common shares. Diluted earnings (loss) per share is calculated based on the weighted-average number of outstanding common shares, plus the effect of dilutive stock options.

Recently Issued Accounting Pronouncements

     In 2001, the Financial Accounting Standards Board issued Statement No. 143 (FAS 143), "Accounting for Asset Retirement Obligations." FAS 143 requires companies to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred, which is adjusted to its present value each period. In addition, companies must capitalize a corresponding amount by increasing the carrying amount of the related long-lived asset, which is depreciated over the useful life of the related asset. The Company will adopt FAS 143 on April 1, 2003, and does not expect that this statement will have a material impact on its consolidated financial position or results of operations.

     In 2001, the Financial Accounting Standards Board issued Statement No. 144 (FAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets." FAS 144 provides additional restrictive criteria that would have to be met to classify an asset as held-for-sale. This statement also requires expected future operating losses from discontinued operations to be recorded in the period in which the losses are incurred (rather than as of the date management commits to a formal plan to dispose of a segment, as previously required). In addition, more dispositions will qualify for discontinued operations treatment in the income statement. The Company will adopt FAS 144 on April 1, 2002, and does not expect that this statement will have a material impact on its consolidated financial position or results of operations.

2.  Going Concern

     The Company's consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The
Company incurred net losses of $45.8 million during the year ended March 31, 2002 and is in default of certain bank indebtedness. The Company has reached a forbearance agreement with its lenders, which agreement requires payment of $48.8 million upon the completion of the proposed Aeroflex Incorporated tender offer ("Tender Offer"), expected to occur on May 20, 2002 (Note 3).

     There can be no certainty that the Tender Offer will be consummated on May 20, 2002. However, if the Tender Offer is extended the lenders will continue their forbearance until August 20, 2002. If the Tender Offer is not consummated by such date there is no assurance that the lenders will continue their forbearance. If the Tender Offer is not completed and the lenders do not agree to continue their forbearance, all of the Company's bank indebtedness will become immediately due and payable. The Company does not have sufficient cash resources or assets necessary to meet such obligations.

     The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

                                IFR Systems, Inc.
                   Notes to Consolidated Financial Statements
                                 March 31, 2002


3.   Merger Agreement

     On April 13, 2002, the Company agreed to be acquired by Aeroflex Incorporated and its wholly-owned subsidiary Testco Acquisition Corp. (together known as "Aeroflex") pursuant to a tender offer to be completed on May 20, 2002 (unless extended) for $60 million in cash, including the retirement of bank indebtedness (the "Merger Agreement"). Aeroflex agreed to purchase all of the outstanding shares of Common Stock and the associated Rights (the shares of Common Stock together with any associated Rights are referred to as the "Shares"), at a purchase price of $1.35 per Share, net to the seller in cash, upon the terms, and subject to the conditions set forth in the Aeroflex's Offer to Purchase, dated April 19, 2002. The Merger Agreement provides that following a tender of at least 50.1% of outstanding IFR Shares, Aeroflex will acquire the tendered Shares and loan IFR $48.8 million to pay bank indebtedness.

     In concert with the Merger Agreement, the Company has entered into a repayment and release agreement ("Release Agreement") with the lenders and Aeroflex related to the total bank indebtedness. The Release Agreement requires the payment of $48.8 million and certain fees to the lenders in full satisfaction of the total bank indebtedness of approximately $84 million owed under the collective credit agreements (Note 4). The balance of the $60 million cash proceeds shall be used for the purchase of the Shares as described above.

4.   Bank Indebtedness

     As of March 31, 2002, total bank indebtedness was $84.0 million which includes all outstanding term loans, lines of credit, swing line notes, interest rate swap agreements and related unpaid and accrued interest thereon (collectively "Bank Indebtedness"). At March 31, 2002, the Company is in default of payment and other covenants associated with Bank Indebtedness. However, the Company has reached a forbearance agreement which contemplates the successful completion of the Tender Offer and performance of the Release Agreement. Pursuant to the Release Agreement, IFR will remit $48.8 million to the lenders in full satisfaction of Bank Indebtedness upon completion of the Tender Offer. If the Tender Offer closes on May 20, 2002, Bank Indebtedness will approximate $84.2 million, and the forgiveness of debt of approximately $35.4 million will be reflected in the Company's first fiscal quarter ended June 30, 2002.

Total Bank Indebtedness (in thousands):
                                                                   March 31, 2002
                                                                ---------------------
Term loans payable to bank                                            $  55,135
Lines of credit                                                          23,000
Interest swap agreement                                                   2,354
Accrued interest                                                          3,400
Other fees                                                                   70
                                                                ---------------------
Total Bank Indebtedness                                                $ 83,959
                                                                =====================

Term loans payable to bank:

Long-term debt consisted of the following (in thousands):

                                                                                  March 31,
                                                                  -----------------------------------------
                                                                            2002                2001
                                                                  -----------------------------------------
Term Loan A                                                         $ 38,250              $ 39,250
Term Loan B                                                           16,885                16,885
                                                                  -----------------------------------------
                                                                      55,135                56,135
Less current maturities                                               55,135                 9,250
                                                                  -----------------------------------------
Total long-term debt                                                $    ---              $ 46,885
                                                                  =========================================

                                IFR Systems, Inc.
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

4.   Bank Indebtedness (continued)

     Both of the Company's term loans are payable in quarterly installments of principal pursuant to a schedule contained in the Credit Agreement which calls for such payments to increase over the term of the loan. All amounts payable under Term Loan A and Term Loan B mature September 30, 2002. However, as of November 14, 2001, the Company ceased making principal and interest payments. In addition to the payment defaults, the Company is out of compliance with certain other covenants of the loan agreement and related amendments. Accordingly, the Company has reclassified its long-term debt to current liabilities.

     Under the terms of the loan agreement and related amendments, borrowings bear interest at a spread up to 2.75% per annum over the prime rate which varies depending on the Term Loan and the current leverage ratio as defined in the Credit Agreement. At March 31, 2002, the spread was 2.25% on Term Loan A and 2.75% on Term Loan B. The interest rate on the loans at March 31, 2002 was 7.0% on Term Loan A and 7.5% on Term Loan B.

Lines of Credit: The Company also has available lines of credit with the bank syndicate aggregating $23.0 million. The full amount was in use at March 31, 2002. The Company is also in default of the Line of Credit Agreement.

     Under the terms of the Agreement, borrowings bear interest at a spread over prime rate based on certain financial criteria. At March 31, 2002, this spread was 2.25%. The total interest rate on the outstanding portion of the lines of credit was 7.0% at March 31, 2002. As of March 31, 2002, the Company has no additional lines of credit availability.

Swing Line Note: The Agreement allows for swing line loans for an amount not to exceed $5.0 million. As of March 31, 2002, the Company has no swing line note outstanding or available because of the Credit Agreement default.

Interest Swap Agreement: In February 1998, the Company entered into two separate interest swap agreements for $25.0 million each. The first swap agreement is for a fixed interest rate of 5.8% and matures March 30, 2003. The second swap agreement is for a fixed interest rate of 5.76% and matures March 30, 2003. The swap agreements limit the Company's exposure to increased LIBOR rates on the Term Loans. As a result of certain defaults, the interest swap agreements were terminated on April 2, 2002. During the year ended March 31, 2002, the Company recorded mark to market losses of approximately $1.9 million. At March 31, 2002, the Company's obligation related to the interest swap agreements were $2.4 million, including interest. Such amount is included in Bank Indebtedness.

5.  Intangible Assets

     In accordance with FAS 142, the Company ceased amortization of goodwill as of April 1, 2001. Additionally, the Company calculated a full impairment loss related to goodwill by comparing its fair value to the corresponding carrying amount. The analysis considered the Company's operating results, inability to meet principal and interest payments as required under Bank Indebtedness, inability to raise sufficient capital, as well as quoted market prices and other general economic factors. Such analysis resulted in the evidence of full impairment of goodwill. The value of the business as determined by the Merger Agreement further supports a full impairment of goodwill. Accordingly, the Company recognized a $25.5 million loss from the write-down of goodwill as a change in accounting principle in the results of operations for the year ended March 31, 2002.

     Additionally, FAS 142 requires reclassification of intangible assets that do not meet the criteria for recognition apart from goodwill. As a result, the Company reclassified $8.8 million of workforce related intangibles from Other Intangibles to Goodwill as of April 1, 2001, and reclassified the related deferred tax liability of $2.7 million from Deferred Taxes to Goodwill.

     In accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company performed an analysis to determine whether Developed Technology and Other Intangibles suffered a decline in value.

                                IFR Systems, Inc.
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

5.  Intangible Assets (continued)

     The Company determined the aggregate revenue growth assumptions used when valuing Developed Technology are now too aggressive in light of recent history, anticipated future cash flows and the future economic outlook. The Company adjusted the revenue growth rate assumptions to correspond with current expectations. The effect of this change in assumptions reduced the value of Developed Technology at March 31, 2002 to $8.5 million. The Company recognized an impairment charge of $6.4 million in the year ended March 31, 2002. Amortization related to Developed Technology will be reduced to $0.6 million per annum.

     During the year ended March 31, 2002, the Company elected to change its distribution model, which rendered the customer related component of Other Intangibles fully impaired at March 31, 2002. As a result of such impairment, the Company recorded a $0.9 million loss related to the write-down of Other Intangibles.

     The following table presents the changes in the carrying amount of Goodwill, Developed Technology and Other Intangibles for the year ended March 31, 2002 (in thousands):

                                                                                    Developed            Other
                                                                Goodwill           Technology         Intangibles
   Balance as of April 1, 2001                                     $19,381              $15,836            $11,468
   Reclass of workforce intangibles to goodwill                      8,828                  ---             (8,828)
   Deferred tax liability related to reclass
      of workforce intangibles                                      (2,737)                 ---                ---
   Amortization                                                        ---                 (936)              (335)
   Impairment loss                                                 (25,472)              (6,380)              (863)
                                                         -------------------- ------------------ --------------------
   Balance as of March 31, 2002                                     $  ---             $  8,520           $  1,442
                                                         ==================== ================== ====================


The following table presents the intangible assets subject to amortization after adjustment for impairment losses (in thousands):

                                                                          As of March 31, 2002
                                                        ----------------------------------------------------------
                                                             Adjusted
                                                          Gross Carrying        Accumulated        Net Carrying
   Amortizable intangible assets:                              Value            Amortization           Value
      Developed Technology                                      $  12,420            $ (3,900)           $  8,520
      Other Intangibles                                             3,404              (1,962)              1,442
                                                        ------------------- ------------------- ------------------
   Total                                                        $  15,824           $  (5,862)           $  9,962
                                                        =================== =================== ==================

   Aggregate Amortization Expense:
      For the year ended March 31, 2002                          $  1,271

   Estimated Amortization Expense:
      For the year ended March 31, 2003                            $  792
      For the year ended March 31, 2004                               792
      For the year ended March 31, 2005                               792
      For the year ended March 31, 2006                               792
      For the year ended March 31, 2007                               792

                                IFR Systems, Inc.
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

6.  Lease Arrangements

Capital Leases: In March 1997, the Company entered into a capital lease to refund and redeem the industrial revenue bonds dated May 1, 1989 which were issued in the original principal amount of $3.5 million of which $2.3 million were outstanding; and to finance manufacturing support equipment and building improvements to the existing facility. This lease was entered into in connection with an issuance of industrial revenue bonds dated March 15, 1997 (the 97 Bonds) by the City of Goddard, Kansas (the City). The transaction for the 97 Bonds totaled $3.9 million. The Company has guaranteed the future repayment of all amounts due relating to the 97 Bonds. The City has retained title to the facilities and related equipment. The Company has the option to purchase the facilities and equipment for a nominal amount after repayment in full of all amounts due relating to the 97 Bonds. Under the terms of the lease, the Company is required to make quarterly payments in an amount sufficient to pay the principal and interest installments of the 97 Bonds when due. The 97 Bonds mature serially over a 15-year period which commenced May 1, 1997, and are callable for early redemption by the Company on or after May 1, 2004. Upon the occurrence of certain events, the 97 Bonds are subject to immediate redemption at the option of each Bondholder. These events include the acquisition or right to acquire beneficial ownership of 25% of the outstanding Common Stock (unless waived by the Board of Directors), the subsequent determination that the Bonds are taxable or other specified events.

     Amortization of the building and equipment pledged for the 97 Bonds and the capital leases are included in depreciation expense.

     Future minimum lease payments, based upon scheduled payments as of March 31, 2002, are as follows (in thousands):

  2003                                          $      560
  2004                                                 480
  2005                                                 402
  2006                                                 396
  2007                                                 401
  Thereafter                                         2,384
                                            ----------------------
  Total minimum lease payments                       4,623
  Amounts representing interest                      1,207
                                            ----------------------
  Present value of minimum lease payments            3,416
  Current maturities                                   360
                                            ----------------------

  Long-term portion                              $   3,056
                                            ======================

Operating Leases: The Company also leases certain facilities and equipment under operating leases that expire at various dates. The equipment leases provide the Company with the option after the initial lease term to purchase the property at the then fair value, renew its lease at the then fair rental value for a period of one year or return the equipment to the lessor. Generally, management expects that, after the initial lease term, the equipment will be purchased for the then fair value.

     Minimum   payments  for  operating   leases  having  initial  or  remaining
noncancelable terms in excess of one year are as follows (in thousands):

2003                                  $   2,703
2004                                      2,221
2005                                      1,838
2006                                      1,622
2007                                      1,416
Thereafter                               13,071
                                ----------------------
Total minimum lease payments          $  22,871
                                ======================

                                IFR Systems, Inc.
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

6.  Lease Arrangements (continued)

     Minimum lease payments have not been reduced by sublease rentals of $15.8 million due in the future under noncancelable subleases.

     Total rent expense for all operating leases amounted to approximately $2.5 million, $2.5 million and $2.0 million for 2002, 2001 and 2000, respectively.

Interest Paid: Interest paid during 2002, 2001 and 2000 was approximately $3.7 million, $8.2 million and $7.8 million, respectively.

7.   Income Taxes

     The Company files a consolidated federal income tax return for all U.S. subsidiaries and files group relief or separate returns for foreign subsidiaries. Income reported for federal and foreign tax purposes differs from pre-tax accounting income due to variations between the requirements of the jurisdictional tax codes and the Company's accounting practices.

     For financial reporting purposes, income (loss) from continuing operations before income taxes is as follows (in thousands):

                                                     Year ended March 31,
                                ---------------------------------------------------------------
                                       2002                  2001                  2000
                                -------------------- --------------------- ---------------------
U.S.                               $  (16,144)         $    (5,062)          $    (5,699)
Foreign                               (10,223)               6,524                  (715)
                                -------------------- --------------------- ---------------------

Total                              $  (26,367)         $     1,462           $    (6,414)
                                ==================== ===================== =====================

     Income tax expense (benefit) from continuing operations is summarized as follows (in thousands):

                                                     Year ended March 31,
                                ---------------------------------------------------------------
                                       2002                  2001                  2000
                                -------------------- --------------------- ---------------------
Federal:
  Current                          $     (4,028)           $     449             $  (2,197)
  Deferred                                1,614               (1,035)                  533
Foreign:
  Current                                (7,968)               1,266                (1,338)
  Deferred                                5,445                  (85)                1,140
State                                    (1,146)                (341)                 (454)
                                -------------------- --------------------- ---------------------
Income tax expense (benefit)       $     (6,083)           $     254             $  (2,316)
                                ==================== ===================== =====================

                                IFR Systems, Inc.
             Notes to Consolidated Financial Statements (continued)
                                 March 31, 2002

7.   Income Taxes (continued)

     Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                             March 31,
                                            ---------------------------------------------
                                                     2002                  2001
                                            ---------------------------------------------
Deferred tax liabilities:
   Tax over book depreciation                   $      481            $      594
   Purchased intangibles                             3,983                 9,360
   Other                                             1,829                 1,722
                                            ---------------------------------------------
Total deferred tax liabilities                       6,293                11,676
Deferred tax assets:
   Net operating loss carryforwards                  2,026                   195
     Loss on interest rate swaps                       714                   ---
   Inventory reserve                                 1,103                   522
   Accrued vacation                                    407                   469
   Warranty reserve                                    459                   378
    Allowance for bad debts                            153                   124
    Other-net                                          823                   489
                                            ---------------------------------------------
Total deferred tax assets                            5,685                 2,177
Valuation allowance for deferred tax assets         (1,989)                 (157)
                                            ---------------------------------------------
Net deferred tax assets                              3,696                 2,020
                                            ---------------------------------------------

Net total deferred tax liabilities               $  (2,597)            $  (9,656)
                                            =============================================

     At March 31, 2002, the Company had unused foreign net operating loss carryforwards of $6.5 million of which $6.2 million do not expire and $0.3 million expire in 2005. For financial reporting purposes, a valuation allowance has been recognized to offset the deferred tax assets related to these assets. Prior to March 31, 2002, The Company became immediately eligible to recover approximately $3.5 million of net operating losses. The Company has recorded such recoverable net operating losses as a current receivable.

     Deferred taxes have not been provided on undistributed earnings of foreign subsidiaries since substantially all of these earnings are expected to be permanently reinvested in foreign operations. Determination of the amount of unrecognized deferred U.S. income tax liabilities and potential foreign tax credits is not practical to calculate because of the complexity related with this hypothetical calculation.

     The effective income tax rate from continuing operations varied from the statutory federal income tax rate as follows for the periods ended:

                                                           Year ended            Year ended           Year ended
                                                           March 31,             March 31,            March 31,
                                                               2002                  2001                 2000
                                                     -----------------------------------------------------------------
Statutory federal income tax rate                             34.0%                 34.0%                 34.0%
Increases (decreases):
   State income taxes, net of federal tax benefit              2.4                 (11.6)                  3.8
   Amortization of goodwill and intangibles                    3.3                  15.8                  (3.1)
   Valuation allowance                                       (11.3)                (14.1)                  -
   Change in tax rate                                          -                     -                     0.8
   Impact of foreign operations                               (4.3)                 (9.7)                 (4.4)
   Other                                                      (1.0)                  3.0                   5.0
                                                     -----------------------------------------------------------------
                                                              23.1%                 17.4%                 36.1%
                                                     =================================================================

     Income taxes paid during 2002, 2001 and 2000 were approximately $0.8 million, $0.9 million and $1.4 million, respectively.

                                IFR Systems, Inc.
             Notes to Consolidated Financial Statements (continued)
                                 March 31, 2002


8.   Research and Development Costs

     Research and development costs were approximately $12.0 million, $13.3 million and $14.1 million, for 2002, 2001 and 2000, respectively.

9.   Shareholders' Equity

Incentive Stock Option Plan: The Company has an incentive stock option plan adopted in 1996 (the Plan). At March 31, 2002, under the Plan, 600,000 shares of Common Stock have been reserved for issuance. The Company grants qualified stock options to officers and key employees. The option price per share under the Plan is not to be less than the fair market value of a share of Common Stock on the date of grant. Generally options vest over 3 years and have a term of 10 years. The Compensation Committee makes all grants.

Nonqualified Stock Option Plan: In August 2000, shareholders of the Company approved the 1992 Amended and Restated Nonqualified Stock Option Plan which increased the number of authorized shares by 300,000. A total of 1,050,000 authorized but unissued or treasury shares of the Company's Common Stock were reserved for grant under the plan. The Compensation Committee determines the time or times at which options will be granted, selects the employees to whom options will be granted, and determines the number of shares covered by each option, purchase price, vesting periods and other terms.

Outside Director Plan: In August 1999, an Amended Outside Director Compensation, Stock Option and Retirement Plan (Outside Director Plan) was approved by the shareholders. The Outside Director Plan provides that each director who is not an employee of the Company will be granted an option to purchase 1,500 shares of the Company's Common Stock on the third business day after the annual meeting of the shareholders in each of the next ten years, commencing in fiscal 2000. The option price under the Outside Director Plan is the fair market value of a share of Common Stock on the date of grant.

     The following table summarizes information concerning options outstanding and exercisable at March 31, 2002 for all plans:

                                   Options Outstanding                               Options Exercisable
                                   -------------------                               -------------------
                                        Weighted-
                                        Average
   Range of             Number         Remaining       Weighted-Average            Number        Weighted-Average
Exercise Prices      Outstanding     Contractual Life    Exercise Price          Exercisable      Exercise Price
------------------------------------------------------------------------------------------------------------------
$1 -   $ 5            805,118            8.03               $  3.66                240,813          $  4.50
$6 -   $ 8             44,500            4.76               $  7.23                 41,166          $  7.21
$9 -   $11             28,500            4.61               $ 10.60                 28,500          $ 10.60
$12 -  $18             60,250            5.41               $ 14.40                 60,250          $ 14.40
$19 -  $22             28,500            5.95               $ 19.93                 23,250          $ 19.96

                                IFR Systems, Inc.
             Notes to Consolidated Financial Statements (continued)
                                 March 31, 2002

Stock option activity during 2000-2002 is summarized below:

                                               Number of       Weighted-Average       Number of     Weighted-Average
                                                 Shares            Exercise            Shares           Exercise
                                              Outstanding           Price            Exercisable         Price
                                            ----------------- -------------------- --------------- --------------------
March 31, 1999                                   973,355            $11.31              455,638             $8.16
Granted                                          488,000              4.31
Exercised                                         (9,769)             4.39
Canceled or expired                             (511,136)            10.27
                                            ----------------- -------------------- --------------- --------------------
March 31, 2000                                   940,450              8.31              389,987              9.44
Granted                                          309,500              5.44
Exercised                                        (26,481)             3.70
Canceled or expired                             (124,369)            13.84
                                            ----------------- -------------------- --------------- --------------------
March 31, 2001                                 1,099,100              6.99              501,543              8.46
Granted                                          388,000              1.88
Exercised                                             --                --
Canceled or expired                             (520,232)             6.55
                                            ----------------- -------------------- --------------- --------------------
March 31, 2002                                   966,868           $  5.18              393,979            $ 7.65
                                            ================= ==================== =============== ====================

     On February 27, 2002, the Company granted 272,500 options to certain employees. Such options were subsequently cancelled in April 2002 in connection with the Merger Agreement. There was no activity on the options and none of the 272,500 options are reflected in the above table. Also in connection with the Merger Agreement, all of the remaining options outstanding will be cancelled or exercised.

     The Company accounts for stock option awards as prescribed by Accounting Principles Board Opinion No. 25. Accordingly, no compensation cost has been recognized in the Consolidated Statements of Operations. Had the Company recorded compensation expense for the fair value of the options granted, as provided by SFAS No. 123, the Company's proforma net income (loss) and proforma net income (loss) per common share as compared to reported amounts would have been as follows:

                                                                               Year ended March 31,
                                                        ----------------------------------------------------------------
(In thousands, except per share data)                           2002                  2001                  2000
------------------------------------------------------- -------------------- ---------------------- --------------------

Income (loss) from continuing operations:
           As reported                                         $ (20,284)             $ 1,208               $ (4,098)
           Pro forma                                             (20,345)                 806                 (4,172)
Income (loss) from continuing operations
      per share - diluted:
           As reported                                         $   (2.45)             $  0.15               $  (0.50)
           Pro forma                                               (2.46)                0.10                  (0.51)

     The fair values of the options were determined by using a Black-Scholes option-pricing model with the following assumptions:

                                                                               Year ended March 31,
                                                        ----------------------------------------------------------------
                                                                2002                  2001                  2000
                                                        -------------------- ---------------------- --------------------
Dividend yield                                                  0%                    0%                    0%
Volatility                                                      71%                   71%                   71%
Risk-free interest rate                                         6%                    6%                    6%
Expected life                                                 6 years               6 years               6 years

                                IFR Systems, Inc.
             Notes to Consolidated Financial Statements (continued)
                                 March 31, 2002

9.   Shareholders' Equity (continued)

     The weighted average fair value of options granted at the market price for 2002, 2001 and 2000 was $1.28, $3.78 and $2.88, respectively.


Restricted Stock Grant Plan: On February 27, 1989, the shareholders of the Company approved a restricted stock grant plan whereby officers and key employees may be granted restricted shares of the Company's Common Stock. The restrictions lapse over various vesting periods not to exceed ten years. A total of 450,000 authorized but unissued or treasury shares of the Company's Common Stock were reserved for grant under the plan. These restricted shares may be granted at a price equal to par value. In 2002, 2001, and 2000, the Company made grants of 10,000, 5,000 and 21,500 shares, respectively. The market value of restricted shares granted is being amortized as compensation expense over the vesting period. Total expense of $23,000, $20,482 and $153,816 was recognized in 2002, 2001, and 2000, respectively, in connection with the restricted stock grant plan. The shares reserved for future grants are 87,541 as of March 31, 2002.

Shareholder  Rights  Plan:  The Board of  Directors  of the Company  amended its
Shareholder Rights Plan on January 21, 2000, whereby common stock purchase rights (the Rights) were distributed as a dividend at the rate of one Right for each share of the Company's Common Stock held as of the close of business on January 25, 1999. The Rights will expire on January 20, 2009. Each Right entitles shareholders to buy one share of common stock of the Company at an exercise price of $65 per share. The Rights are exercisable only if a person or group acquires beneficial ownership of 20% or more of the Company's Common Stock or announces a tender or exchange offer upon consummation of which such person or group would beneficially own 20% or more of the Common Stock.

     Following the acquisition of 20% or more, but less than 50%, of the Company's Common Stock by a person or group, the Board of Directors may authorize the exchange of the Rights (except those owned by the acquirer), in whole or in part, for shares of the Company's Common Stock at an exchange ratio of one share for each Right.

     The Board of Directors of IFR will generally be able to redeem the Rights at $.01 per Right at any time prior to the time that a 20% position in the Company has been acquired. If a bidder who owns less than 5% of the Common Stock offers to buy all of the Common Stock at a price which a nationally recognized investment banker states in writing is fair and if the bidder has full financing for the bid, the shareholders of the Company may cause the Rights to be automatically redeemed immediately prior to the consummation of the offer, provided that such offer or another offer is consummated within 60 days at a price per share that is not less than the price approved by the shareholders.

     On April 10, 2002, the Board of Directors of the Company amended its Shareholder Rights Plan to waive change in ownership provisions with respect to Aeroflex and the proposed Tender Offer and Merger Agreement.

                                IFR Systems, Inc.
             Notes to Consolidated Financial Statements (continued)
                                 March 31, 2002

10.   Earnings Per Share

     The following is a reconciliation of the numerator and denominators used in computing basic and diluted earnings per share from continuing operations:

                                                                                     Year ended March 31,
                                                              ----------------------------------------------------------
         (in thousands, except per share data)                        2002                  2001               2000
                                                              -------------------- --------------------- ---------------
 Numerators
     Income (loss) from continuing operations
         available to common shareholders                             $(20,284)              $1,208            $(4,098)
     Income from discontinued operations                                   ---                  ---            $11,357
     Cumulative effect of change in accounting
         for goodwill                                                 $(25,472)                 ---                ---
                                                              -------------------- --------------------- ---------------
     Net income (loss)                                                $(45,756)              $1,208             $7,259
                                                              ==================== ===================== ===============
 Denominators
     Basic income (loss) per share:
         Weighted-average common shares
              outstanding                                                8,280                8,260             8,233
                                                              ==================== ===================== ===============

         Basic income (loss) per share from
              continuing operations                                     $(2.45)               $0.15            $(0.50)
         Basic income per share from discontinued
              operations                                                   ---                  ---             $1.38
         Cumulative effect of change in accounting
              for goodwill, per share                                   $(3.08)                 ---               ---
                                                              -------------------- --------------------- ---------------
         Net income (loss) per common share                             $(5.53)               $0.15             $0.88
                                                              ==================== ===================== ===============

     Diluted income (loss) per share:
         Weighted-average common shares
              outstanding                                                8,280                8,260             8,233
         Effect of stock options                                             2                   15                57
                                                              -------------------- --------------------- ---------------
         Weighted-average common shares
              outstanding - diluted                                      8,282                8,275             8,290
                                                              ==================== ===================== ===============
         Diluted income (loss) per share from
              continuing operations                                     $(2.45)               $0.15            $(0.49)
         Diluted income per share from
              discontinued operations                                      ---                  ---             $1.37
         Cumulative effect of change in accounting
              for goodwill, per share                                   $(3.08)                 ---               ---
                                                              -------------------- --------------------- ---------------
         Net income (loss) per common share-diluted                     $(5.53)               $0.15             $0.88
                                                              ==================== ===================== ===============


Since the effect of stock options for 2000 and 2002 is antidilutive, the statements of operations reflect diluted per share amounts equal to the basic per share amounts.

                                IFR Systems, Inc.
             Notes to Consolidated Financial Statements (continued)
                                 March 31, 2002


11.   Segments

Description of the types of products and services

     The Company operates within a sole segment: Electronic Test and Measurement Equipment (ETM). The Company manufactures and markets a broad array of test equipment as well as offers service and repair for these products (in thousands).

                                                             Year ended  March 31,
                                            ---------------------------------------------------------
                                                   2002               2001               2000
                                            ------------------- ----------------- -------------------
Geographic area sales
     United States                                $ 37,861          $ 48,155            $ 62,024
     South America and Canada                        2,129             5,096               5,829
                                            ------------------- ----------------- -------------------
                  Total Americas                    39,990            53,251              67,853
                                            ------------------- ----------------- -------------------
     United Kingdom                                 32,797            42,596              23,481
     France                                          5,523             8,862              10,437
     Germany                                         6,804             4,913               5,655
     Other                                          14,384            12,019              13,963
                                            ------------------- ----------------- -------------------
                  Total Europe                      59,508            68,390              53,536
                                            ------------------- ----------------- -------------------
     Pacific Rim                                    14,135            15,915              16,137
     Rest Of World                                   4,121             3,970               4,365
                                            ------------------- ----------------- -------------------
           Total                                 $ 117,754         $ 141,526            $141,891
                                            =================== ================= ===================

     Sales are attributed to geographic areas based on the location of the customers.

                                                             Year ended  March 31,
                                            ---------------------------------------------------------
                                                   2002               2001               2000
                                            ------------------- ----------------- -------------------
Sales by market sector
     Communications                               $ 31,117          $ 43,886            $ 39,727
     Test & Measurement                             31,835            39,447              37,905
     Avionics                                       14,693            13,123              13,209
     ATE & Solutions                                14,515            18,408              14,148
     Service                                        21,791            21,799              26,233
     Other                                           3,803             4,863              10,669
                                            ------------------- ----------------- -------------------
           Total                                  $117,754          $141,526            $141,891
                                            =================== ================= ===================

                                                             Year ended  March 31,
                                            ---------------------------------------------------------
                                                   2002               2001               2000
                                            ------------------- ----------------- -------------------
Geographic area long-lived assets
     United States - Total Americas              $  5,733          $  6,907              $ 9,882
                                            ---------------      ---------------   ------------------

     United Kingdom                                24,338            61,598               65,511
     France                                           203               116                  154
     Germany                                           42                46                   51
     Other                                              9                12                    2
                                            ---------------      ---------------   ------------------
           Total Europe                            24,592            61,772               65,718
                                            ---------------      ---------------   ------------------
     Pacific Rim                                       41                55                   48
                                            ---------------      ---------------   ------------------
           Total                                 $ 30,366          $ 68,734             $ 75,648
                                            ===============      ===============   ==================

                                IFR Systems, Inc.
             Notes to Consolidated Financial Statements (continued)
                                 March 31, 2002


12.   Benefit Plans

Retirement Plan: The Company has a trusteed, defined contribution retirement plan for all U.S. employees. Company contributions are discretionary with respect to the plan. Employee benefits are based on amounts accumulated from contributions and investment gains or losses. The Company has also established a defined contribution plan for substantially all U.K. employees. Total retirement plan expenses for 2002, 2001 and 2000, were approximately $1.3 million, $1.7 million and $2.4 million, respectively.

Directors Retirement Plan: The Company maintains an unfunded retirement plan for nonemployee directors of the Company. Benefits will not accrue for periods in excess of 10 years of service and are payable when the Plan's requirements are satisfied. In August 1999, an Amended Outside Director Compensation, Stock Option and Retirement Plan (Outside Director Plan) was approved by the shareholders. No additional benefits will be earned under the Plan after fiscal year 2000. The estimated liability at March 31, 2002 and March 31, 2001 was $0.5 million, and is included in the balance sheet caption Other Liabilities and Accrued Expenses.

Savings and Investment Plan: The Company has a savings and investment plan for substantially all U.S. employees under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan up to 12% of their salary. Amendments to the Plan effective January 1, 2002 increased employee contributions to 20% of their salary and maximized Company contributions up to 50% of 10% of the employees salary. Matching Company contributions are discretionary with respect to the plan and the Company has suspended the discretionary contribution for Plan year ending December 31, 2002. During 2002, 2001 and 2000, the Company matched 50% of each employee's contribution up to 4% of their salary. Company contributions charged to expense in 2002, 2001 and 2000, were approximately $0.2 million, $0.3 million and $0.3 million, respectively.

Incentive Bonus Plan: The Company has established a bonus plan payable to selected employees based on pre-established operating income goals approved by the Board of Directors. No bonuses were earned during the past three fiscal years.

VEBA  Trust:  The Company has a  voluntary  employees'  beneficiary  association
(VEBA), which funds certain of the Company's self-funded employee welfare benefit plans. The Company is obligated to fund a trust as needed to provide for actual claims and trust expenses incurred. Total VEBA expenses for 2002, 2001 and 2000 were approximately $1.6 million, $1.4 million and $1.7 million, respectively. Effective January 1, 2002, the Company entered into fully insured benefit plans which will eliminate the requirement for a VEBA Trust.

                                IFR Systems, Inc.
             Notes to Consolidated Financial Statements (continued)
                                 March 31, 2002


13.  Discontinued Operations

     On July 7, 1999, the Company sold its Optical Test and Measurement (OTM) Division to GN Nettest for $44.0 million resulting in a net-of-tax gain of $11.0 million (approximately $1.34 per share). The proceeds from the sale were used to reduce the Company's outstanding debt obligation in July 1999, with $31.7 million applied to long-term debt and $11.3 million used to reduce short-term debt.

     The results of operations for the OTM Division have been segregated and classified as discontinued operations in the consolidated statements of operations. The consolidated statements of cash flows and consolidated statements of shareholders' equity include the OTM Division. Selected results of operations for the OTM Division follows (in thousands):

                                                 Year ended
                                                   March 31,
                                                     2000
                                               ---------------
Sales                                              $ 8,335
Income tax expense                                   7,184
Income from discontinued operations                    326
Net gain on sale of OTM Division                    11,031

14. Restructuring

     During fiscal 2002 and in response to the Company's reduced sales volume, the Company reorganized and reduced its workforce. The reductions resulted in severance and other related restructuring charges of $2.4 million during the year ended March 31, 2002. The restructuring charges are recorded in cost of products sold ($0.6 million), selling expense ($0.4 million), administrative expense ($0.7 million), and engineering expense ($0.7 million). At March 31, 2002, the remaining restructuring liabilities are approximately $0.3 million.

                                IFR Systems, Inc.
             Notes to Consolidated Financial Statements (continued)
                                 March 31, 2002

15.  Quarterly Results of Operations (unaudited)

     The quarterly results of operations for the Company's last two fiscal years were as follows (in thousands, except per share amounts):

                                                                         Quarters Ended
                                                    ---------------------------------------------------------
                                                        June 30,      Sep. 30,      Dec. 31,       Mar. 31,
Fiscal 2002                                              2001           2001           2001          2002
                                                    -------------- ------------- -------------- -------------
Sales                                                    $ 31,858      $ 30,106       $ 26,304      $ 29,486
Gross Profit                                               12,459        10,873          9,827         6,383
Loss from continuing operations                              (977)       (2,184)        (4,396)      (12,727)
Cumulative effect of change in accounting for
     goodwill                                             (25,472)            -              -             -
Net loss                                                  (26,449)       (2,184)        (4,396)      (12,727)

Earnings per share - basic:
   Continuing operations                                  $ (0.12)      $ (0.26)       $ (0.53)      $ (1.54)
   Cumulative effect of accounting for goodwill             (3.08)            -              -             -
                                                    -------------- ------------- -------------- -------------
   Net loss                                                 (3.20)        (0.26)         (0.53)        (1.54)
                                                    ============== ============= ============== =============

Earnings per share - diluted:
   Continuing operations                                  $ (0.12)      $ (0.26)       $ (0.53)      $ (1.54)
   Cumulative effect of accounting for goodwill             (3.08)            -              -             -
                                                    -------------- ------------- -------------- -------------
   Net loss                                                 (3.20)        (0.26)         (0.53)        (1.54)
                                                    ============== ============= ============== =============

Average common shares outstanding                           8,275         8,282          8,282         8,282
Dilutive common shares outstanding                          8,275         8,282          8,282         8,282


     The effect of stock options for fiscal year 2002 is antidilutive because of the net loss. Therefore, the diluted per share amounts equal the basic per share amounts.

     Pursuant to FAS 142, the cumulative effect of change in accounting for goodwill was retroactive to the first quarter of fiscal year 2002.

                                                                         Quarters Ended
                                                    ---------------------------------------------------------
                                                       June 30,       Sep. 30,      Dec. 31,       Mar. 31,
Fiscal 2001                                              2000           2000          2000           2001
                                                    -------------- ------------- -------------- -------------
Sales                                                    $ 34,549      $ 35,862       $ 34,512      $ 36,603
Gross Profit                                               14,532        15,307         15,101        15,983
Income from continuing operations                             482           247            174           305
Net income                                                    482           247            174           305

Earnings per share - basic:
   Continuing operations                                   $ 0.06        $ 0.03         $ 0.02        $ 0.04
   Net income                                                0.06          0.03           0.02          0.04

Earnings per share - diluted:
   Continuing operations                                   $ 0.06        $ 0.03         $ 0.02        $ 0.04
   Net income                                                0.06          0.03           0.02          0.04

Average common shares outstanding                           8,244         8,256          8,271         8,271
Dilutive common shares outstanding                          8,351         8,300          8,276         8,274

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